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EXHIBIT B

THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW, AND MAY NOT BE OFFERED FOR SALE, SOLD OR TRANSFERRED UNLESS A REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS SHALL BE EFFECTIVE WITH RESPECT THERETO, OR AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS IS AVAILABLE IN CONNECTION WITH SUCH OFFER, SALE OR TRANSFER.

Issue Date: December [  ], 2000

SERIES B WARRANT TO PURCHASE COMMON STOCK
of
CLICK2LEARN.COM, INC.

    THIS CERTIFIES that            , or any subsequent holder hereof (the "Holder"), has the right to purchase from click2learn.com, inc., a Delaware corporation (the "Company"), that number (if any) of fully paid and nonassessable shares of the Company's Common Stock, par value $.01 per share (the "Common Stock"), determined pursuant to Section 1 hereof, subject to adjustment as provided herein. This Warrant is issued, and all rights hereunder shall be, subject to all of the conditions, limitations and provisions set forth herein and in the related Securities Purchase Agreement, dated as of December 8, 2000, by and between the Company and each of the Purchasers named therein (the "Securities Purchase Agreement"). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Securities Purchase Agreement. The date on which this Warrant is issued is referred to herein as the "Issue Date".

    1.  Exercise.

      (a)  Right to Exercise; Exercise Price.  The Holder shall have the right to exercise this Warrant as to all or any part of the shares of Common Stock covered hereby (the "Warrant Shares"). The "Exercise Price" payable by the Holder for each Warrant Share upon exercise of this Warrant shall be equal to $0.01 (subject to adjustment as provided herein). As used herein, "Determination Date" shall mean the Effective Date (as defined in the Registration Rights Agreement). In the event that the Determination Date occurs within ten (10) days of a material public announcement by the Company, the Determination Date shall be the eleventh (11th) day following such announcement. For purposes hereof, the aggregate number of Warrant Shares issuable upon exercise of this Warrant shall be determined according to the following formula, where "N" represents such number:

N = ((A-B)/B)*C
where:	A = $12.175 (subject to adjustment for stock splits, stock dividends and similar events);
B = the greater of (i) the Market Price on the Determination Date and (ii) $8.52 (subject to adjustment for stock splits, stock dividends and similar events); and
C = the number of shares of Common Stock purchased by the Holder on the Issue Date.

  In the event that, pursuant to the foregoing formula, N is determined to be equal to or less than zero, this Warrant shall terminate automatically.

      (b)  Exercise Notice.  In order to exercise this Warrant, the Holder shall send to the Company by facsimile transmission, at any time prior to 7:00 p.m., eastern time, on a date that is on or before the thirtieth (30th) day following the Determination Date (such date being referred to herein as the "Exercise Date"), a copy of the notice of exercise in the form attached hereto as Exhibit A (the "Exercise Notice") stating the number of Warrant Shares as to which such exercise applies and the calculation therefor. The Holder shall promptly thereafter deliver to the Company the original Exercise Notice, the original Warrant and (unless a cashless exercise is intended) the Exercise Price. In the case of a dispute as to the calculation the number of Warrant Shares issuable hereunder (including without limitation the calculation of any adjustment to the number of Warrant Shares pursuant to Section 6 below), the Company shall promptly issue to the Holder the number of Warrant Shares that are not disputed and shall submit the disputed calculations to the Company's independent accountant within two (2) Business Days following the Exercise Date. The Company shall cause such accountant to calculate the number of Warrant Shares issuable hereunder and to notify the Company and the Holder of the results in writing no later than three Business Days following the day on which such accountant received the disputed calculations. Such accountant's calculation shall be deemed conclusive absent manifest error. The fees of any such accountant shall be borne by the party whose calculations were most at variance with those of such accountant. As used herein, "Business Day" shall mean any day on which the New York Stock Exchange and commercial banks in the city of New York are open for business.

      (c)  Cancellation of Warrant.  This Warrant shall be canceled upon its exercise and, if this Warrant is exercised in part, the Company shall, at the time that it delivers Warrant Shares to the Holder pursuant to such exercise as provided herein, issue a new warrant, and deliver to the Holder a certificate representing such new warrant, with terms identical in all respects to this Warrant (except that such new warrant shall be exercisable into the number of shares of Common Stock with respect to which this Warrant shall remain unexercised); provided, however, that the Holder shall be entitled to exercise all or any portion of such new warrant at any time following the time at which this Warrant is exercised, regardless of whether the Company has actually issued such new warrant or delivered to the Holder a certificate therefor.

    2.  Delivery of Warrant Shares Upon Exercise.  Upon receipt of a Exercise Notice pursuant to paragraph 1 above, the Company shall, (A) in the case of a Cashless Exercise (as defined below), no later than the close of business on the third (3rd) Business Day following the Exercise Date set forth in such Exercise Notice, (B) in the case of a Cash Exercise (as defined below) no later than the close of business on the later to occur of (i) the third (3rd) Business Day following the Exercise Date set forth in such Exercise Notice and (ii) such later date on which the Company shall have received payment of the Exercise Price, and (C) with respect to Warrant Shares which are disputed as described in paragraph 1(b) above, and required to be delivered by the Company pursuant to the accountant's calculations described therein, the close of business on the third (3rd) Business Day following the determination made pursuant to paragraph 1(b) (the "Delivery Date"), issue and deliver or caused to be delivered to the Holder the number of Warrant Shares as shall be determined as provided herein. The Company shall effect delivery of Warrant Shares to the Holder by, as long as the Company's designated transfer agent for the Common Stock (the "Transfer Agent") participates in the Depository Trust Company ("DTC") Fast Automated Securities Transfer program ("FAST"), crediting the account of the Holder or its nominee at DTC (as specified in the applicable Exercise Notice) with the number of Warrant Shares required to be delivered, no later than the close of business on such Delivery Date. In the event that the Transfer Agent is not a participant in FAST, or if Warrant Shares are not otherwise eligible for delivery through FAST, or if the Holder so specifies in an Exercise Notice or otherwise in writing on or before the Exercise Date, the Company shall effect delivery of Warrant Shares by delivering to the Holder or its nominee physical certificates representing such Warrant Shares, no later than the close of business on such Delivery Date. Warrant Shares delivered to the Holder shall not contain any restrictive legend as long as the resale of such Warrant Shares is covered by an effective

Registration Statement (as defined in the Registration Rights Agreement) and such Holder represents in writing to the Company that such Warrant Shares (i) have been or are being sold pursuant to such registration statement or pursuant to Rule 144 under the Securities Act of 1933, as amended, or (ii) may be made pursuant to Rule 144(k) under the Securities Act of 1933, as amended, or any successor rule or provision.

    3.  Failure to Deliver Warrant Shares.

      (a)  Exercise Default.  In the event that, as a result of any action or failure to act on the part of the Company (including without limitation a failure by the Company to have a sufficient number of shares of Common Stock authorized and reserved for issuance pursuant to exercise of the Warrants), the Company does not deliver to a Holder certificates representing the number of Warrant Shares specified in the applicable Exercise Notice on or before the Delivery Date therefor and such failure continues for ten (10) Business Days (an "Exercise Default"), the Company shall pay to the Holder payments ("Exercise Default Payments") in the amount of (i) (N/365) multiplied by (ii) the aggregate Market Price for the Warrant Shares (calculated as of the first day of such Exercise Default) which are the subject of such Exercise Default multiplied by (iii) the lower of twenty-four percent (24%) and the maximum rate permitted by applicable law, where "N" equals the number of days elapsed between the original Delivery Date for such Warrant Shares and the date on which all of such Warrant Shares are issued and delivered to the Holder. Amounts payable under this subparagraph 3(a) shall be paid to the Holder in immediately available funds on or before the fifth (5th) Business Day of the calendar month immediately following the calendar month in which such amount has accrued.

      (b)  Buy-in.  Nothing herein shall limit a Holder's right to pursue actual damages for the Company's failure to issue and deliver Warrant Shares in connection with an exercise on the applicable Delivery Date (including, without limitation, damages relating to any purchase of shares of Common Stock by the Holder to make delivery on a sale effected in anticipation of receiving Warrant Shares upon exercise, such damages to be in an amount equal to (A) the aggregate amount paid by the Holder for the shares of Common Stock so purchased minus (B) the aggregate amount of net proceeds, if any, received by the Holder from the sale of the Warrant Shares issued by the Company pursuant to such exercise), and the Holder shall have the right to pursue all remedies available to it at law or in equity (including, without limitation, a decree of specific performance and/or injunctive relief).

      (c)  Holder of Record.  Each Holder shall, for all purposes, be deemed to have become the holder of record of Warrant Shares on the Exercise Date of this Warrant, irrespective of the date of delivery of such Warrant Shares. Nothing in this Warrant shall be construed as conferring upon the Holder hereof any rights as a stockholder of the Company prior to the Exercise Date.

    4.  Exercise Limitations.

    In no event shall a Holder be permitted to exercise this Warrant, or part thereof, with respect to Warrant Shares in excess of the number of such shares, upon the issuance of which, (x) the number of shares of Common Stock beneficially owned by the Holder plus (y) the number of shares of Common Stock issuable upon such exercise plus (z) the number of shares of Common Stock that was issued to such Holder during the period of sixty (60) days immediately preceding the Exercise Date for such exercise, would be equal to or exceed 9.99% of the number of shares of Common Stock then issued and outstanding. To the extent that the limitation contained in this paragraph 4 applies, the submission of an Exercise Notice by the Holder shall be deemed to be the Holder's representation that this Warrant is exercisable pursuant to the terms hereof and the Company shall be entitled to rely on such representation without making any further inquiry as to whether this Section 4 applies. Nothing contained herein shall be deemed to restrict the right of a Holder to exercise this Warrant, or part thereof, at such time as such exercise will not violate the provisions of this Section 4. The provisions of this Section 4 may not be amended without the approval of the holders of a majority of the Common Stock then outstanding.

    5.  Payment of the Exercise Price.  The Holder may pay the Exercise Price in either of the following forms or, at the election of Holder, a combination thereof:

      (a) Cash Exercise: by delivery of immediately available funds.

      (b) Cashless Exercise: by surrender of this Warrant to the Company together with a notice of cashless exercise, in which event the Company shall issue to the Holder the number of Warrant Shares determined as follows:

X = Y × (A-B)/A
where:	X = the number of Warrant Shares to be issued to the Holder.
Y = the number of Warrant Shares with respect to which this Warrant is being exercised.
A = the average of the Closing Bid Prices of the Common Stock for the five (5) Trading Days immediately prior to (but not including) the Exercise Date.
B = the Exercise Price.

  provided, however, that the Holder may exercise this Warrant pursuant to a Cashless Exercise only if, on the Exercise Date, the resale of Warrant Shares is not covered by an effective Registration Statement (as defined in the Registration Rights Agreement) that is available to the Holder on such date. For purposes of Rule 144 under the Securities Act of 1933, as amended, it is intended, understood and acknowledged that the Warrant Shares issued in a cashless exercise transaction shall be deemed to have been acquired by the Holder, and the holding period for the Warrant Shares shall be deemed to have been commenced, on the Issue Date.

    6.  Anti-Dilution Adjustments; Distributions; Other Events.  The Exercise Price and the number of Warrant Shares issuable hereunder shall be subject to adjustment from time to time as provided in this Section 6. In the event that any adjustment of the number of Warrant Shares as required herein results in a fraction of a share, such number of Warrant Shares shall be rounded up or down to the nearest share.

      (a)  Subdivision or Combination of Common Stock.  If the Company, at any time after the initial issuance of this Warrant, subdivides (by any stock split, stock dividend, recapitalization, reorganization, reclassification or otherwise) its shares of Common Stock into a greater number of shares, then after the date of record for effecting such subdivision, the Exercise Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company, at any time after the initial issuance of this Warrant, combines (by reverse stock split, recapitalization, reorganization, reclassification or otherwise) its shares of Common Stock into a smaller number of shares, then, after the date of record for effecting such combination, the Exercise Price in effect immediately prior to such combination will be proportionally increased.

      (b)  Distributions.  If the Company or any of its subsidiaries shall at any time distribute to holders of Common Stock (or to a holder, other than the Company, of the common stock of any such subsidiary) cash, evidences of indebtedness or other securities or assets (other than cash dividends or distributions payable out of earned surplus or net profits for the current or the immediately preceding year) including any dividend or distribution in shares of capital stock of a subsidiary of the Company (collectively, a "Distribution") then, in any such case, the Holder of this Warrant shall be entitled to receive, at the same time as such assets are received by a holder of such stock, an amount and type of such Distribution as though such Holder were a holder on the record date therefor of a number of shares of Common Stock into which this Warrant is exercisable as of such record date.

      (c)  Consolidation or Merger.  In the event of a merger, consolidation, business combination, tender offer, exchange of shares, recapitalization, reorganization, redemption or other similar event, as a result of which shares of Common Stock of the Company shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities or other assets of the Company or another entity or there is a sale of all or substantially all the Company's assets (a "Corporate Change"), then this Warrant shall be exercisable into such class and type of securities or other assets as the Holder would have received had the Holder exercised this Warrant immediately prior to such Corporate Change; provided, however, that Company may not effect any Corporate Change unless (i) it (or, in the case of a tender offer, the offering party) first shall have given twenty (20) days' notice to the Holder hereof of any Corporate Change and makes a public announcement of such event before or at the same time that it gives such notice (it being understood that the filing by the Company of a Form 8-K for the purpose of disclosing the anticipated consummation of the Corporate Change shall constitute such a notice for purposes of this provision) and (ii) it requires the resulting successor or acquiring entity (if not the Company) to assume by written instrument the obligations of the Company hereunder and under the Securities Purchase Agreement and the Registration Rights Agreement.

      (d)  Adjustments; Additional Shares, Securities or Assets.  In the event that at any time, as a result of an adjustment made pursuant to this paragraph 6, the Holder of this Warrant shall, upon exercise of this Warrant, become entitled to receive securities or assets (other than Common Stock) then, wherever appropriate, all references herein to shares of Common Stock shall be deemed to refer to and include such shares and/or other securities or assets; and thereafter the number of such shares and/or other securities or assets shall be subject to adjustment from time to time in a manner and upon terms as nearly equivalent as practicable to the provisions of this paragraph 6.

    7.  Fractional Interests.  No fractional shares or scrip representing fractional shares shall be issuable upon the exercise of this Warrant, but on exercise of this Warrant, the Holder hereof may purchase only a whole number of shares of Common Stock. If, on exercise of this Warrant, the Holder hereof would be entitled to a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon exercise shall be rounded up or down to the nearest whole number of shares of Common Stock.

    8.  Transfer of this Warrant.  The Holder may sell, transfer, assign, pledge or otherwise dispose of this Warrant, in whole or in part, as long as such sale or other disposition is made pursuant to an effective registration statement or an exemption to the registration requirements of the Securities Act of 1933, as amended, and applicable state laws. Upon such transfer or other disposition, the Holder shall deliver a written notice to Company, substantially in the form of the Transfer Notice attached hereto as Exhibit B (the "Transfer Notice"), indicating the person or persons to whom this Warrant shall be transferred and, if less than all of this Warrant is transferred or this Warrant is transferred in parts, the number of Warrant Shares to be covered by the part of this Warrant to be transferred to each such person. Within three (3) Business Days of receiving a Transfer Notice and the original of this Warrant, the Company shall deliver to the each transferee designated by the Holder a Warrant or Warrants of like tenor and terms for the appropriate number of Warrant Shares. Notwithstanding the foregoing, no Holder may knowingly and voluntarily sell this Warrant (or any portion thereof) to an entity that is a competitor of the Company.

    9.  Benefits of this Warrant.  Nothing in this Warrant shall be construed to confer upon any person other than the Holder of this Warrant any legal or equitable right, remedy or claim under this Warrant and this Warrant shall be for the sole and exclusive benefit of the Holder of this Warrant.

    10.  Loss, theft, destruction or mutilation of Warrant.  Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of this Warrant, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company, and upon surrender of this Warrant, if mutilated, the Company shall execute and deliver a new Warrant of like tenor and date.

    11.  Notice or Demands.  Except as otherwise provided herein, any notice, demand or request required or permitted to be given pursuant to the terms of this Warrant shall be in writing and shall be deemed given (i) when delivered personally or by verifiable facsimile transmission (with an original to follow) on or before 5:00 p.m., eastern time, on a Business Day or, if such day is not a Business Day, on the next succeeding Business Day, (ii) on the next Business Day after timely delivery to a nationally-recognized overnight courier and (iii) on the Business Day actually received if deposited in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid), addressed as follows:

      If to the Company:

    click2learn.com, inc.
    110-110th Avenue NE
    Bellevue, Washington 98004
    Attn: General Counsel
    Tel: 425-637-5829
    Fax: 425-637-1540

    with a copy to:

    Scott Gelband, Esq.
    Perkins Coie LLP
    505 Fifth Avenue South, Suite 620
    Seattle, WA 98104
    Tel: 206-583-8888
    Fax: 206-583-8500

and if to the Holder, to such address as shall be designated by the Holder in writing to the Company.

    12.  Applicable Law.  This Warrant is issued under and shall for all purposes be governed by and construed in accordance with the laws of the state of Delaware, without giving effect to conflict of law provisions thereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

    IN WITNESS WHEREOF, the undersigned has executed this Warrant as of the  day of December, 2000.

CLICK2LEARN.COM, INC.
By:
Name: Title:

EXHIBIT A to WARRANT

EXERCISE NOTICE

    The undersigned Holder hereby irrevocably exercises the right to purchase            of the shares of Common Stock ("Warrant Shares") of CLICK2LEARN.COM, INC. evidenced by the attached Warrant (the "Warrant"). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant. Unless otherwise specified in writing to the Company, the undersigned represents to the Company that the shares of Common Stock covered by this notice have been or will be sold pursuant to the terms of an effective registration statement.

    1.  Form of Exercise Price.  The Holder intends that payment of the Exercise Price shall be made as:

          a Cash Exercise with respect to            Warrant Shares; and/or

          a Cashless Exercise with respect to            Warrant Shares.

    2.  Payment of Exercise Price.  In the event that the Holder has elected a Cash Exercise with respect to some or all of the Warrant Shares to be issued pursuant hereto, the Holder shall pay the sum of $            to the Company in accordance with the terms of the Warrant.

    3.  Delivery of Warrant Shares.  The Company shall deliver to the Holder            Warrant Shares in accordance with the terms of the Warrant.

Date:
Name of Registered Holder
By:

Name: Title:

EXHIBIT B to WARRANT

TRANSFER NOTICE

    FOR VALUE RECEIVED, the undersigned Holder of the attached Warrant hereby sells, assigns and transfers unto the person or persons named below the right to purchase      shares of the Common Stock of CLICK2LEARN.COM, INC. evidenced by the attached Warrant.

Date:
Name of Registered Holder
By:

Name: Title:

Transferee Name and Address:

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SERIES B WARRANT TO PURCHASE COMMON STOCK of CLICK2LEARN.COM, INC.
EXERCISE NOTICE
TRANSFER NOTICE